Exhibit 3.1

AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS OF
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

The Amended and Restated Bylaws of American Equity Investment Life Holding Company are amended, effective as of November 15, 2007, as set forth below.

Section 5.2 is hereby amended and restated in its entirety as follows:

Section 5.2 Certificates for Shares.  The shares of capital stock of the Corporation shall be represented by a certificate or certificates, unless and until the board of directors of the Corporation adopts a resolution permitting shares to be uncertificated. Notwithstanding the adoption of any such resolution providing for uncertificated shares, every holder of capital stock of the Corporation theretofore represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to a certificate or certificates, to be in such form as the board of directors shall prescribe, certifying the number and class of shares of the Corporation owned by such shareholder.

Section 5.4 is hereby amended and restated in its entirety as follows:

Section 5.4 Share Record. A record shall be kept by the Secretary, or by any other officer, employee or agent designated by the board of directors, of the names and addresses of all shareholders and the number and class of shares held by each and the respective dates thereof and in case of cancellation, the respective dates of cancellation.

Section 5.6 is hereby amended and restated in its entirety as follows:

Section 5.6 Transfers of Stock.  Shares of capital stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these bylaws. Transfers of shares of capital stock shall be made on the books of the Corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement.  The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact, if known to the Secretary of the Corporation, shall be so expressed in the entry of transfer. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the share records of the Corporation by an entry showing from and to whom transferred.